EXHIBIT 32.1
Certification of Chief Executive Officer and
Chief Financial Officer Pursuant to 18 U.S.C. 1350, As Adopted
Pursuant To Section 906 of the Sarbanes-Oxley Act of 2002
Each of the undersigned Chief Executive Officer and Chief Financial Officer of Emageon Inc. hereby individually certifies that the Annual Report on Form 10-K of the Company for the year ended December 31, 2006 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and that the information contained in such Report fairly presents, in all material respects, the financial condition and results of operations of Emageon Inc.
In witness whereof, each of the undersigned has executed and delivered this Certification on this 16th day of March, 2007.

/s/ Charles A. Jett, Jr.	/s/ W. Randall Pittman

Charles A. Jett, Jr.	W. Randall Pittman
Chairman, Chief Executive	Chief Financial Officer
Officer, and President	and Treasurer
(Principal Executive Officer)	(Principal Financial Officer)